Exhibit 99.1

Tellurian executes agreements for $50 million financing and reduction of term loan

HOUSTON, Texas – (BUSINESS WIRE) April 28, 2020 -- Tellurian Inc. (Tellurian) (NASDAQ: TELL) announced today it has executed an agreement to sell $56 million of zero coupon, unsecured notes for gross proceeds of $50 million and provide the lender with warrants to purchase up to 20 million shares of Tellurian common stock, subject to customary closing conditions.

In conjunction with this financing, Tellurian has also entered into an agreement to amend its 2019 Term Loan, including a reduction of the principal amount by $17.1 million. The agreement provides for a paydown of $2.1 million in cash, converts $15 million of principal value into equity through the issuance of approximately 9.3 million shares to the lender, and provides the lender with warrants to purchase up to approximately 4.7 million shares of Tellurian common stock, subject to customary closing conditions.

Tellurian’s unaudited cash and cash equivalents balance proforma for the financing transaction would have been approximately $100.7 million as of March 31, 2020.

President and CEO Meg Gentle said, “Tellurian is building cash reserves during this challenging time in global markets, positioning for a strong emergence from COVID-19 restrictions. We remain bullish on long-term natural gas demand growth, underscoring the acute need for Driftwood LNG.”

About Tellurian Inc.

Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood project, the Company’s cash reserves, positioning for emergence from post-COVID-19 restrictions, natural gas demand growth, and the ability of the parties to close the proposed financing transaction. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2019 filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 24, 2020, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Contact

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Senior Manager, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com